EXHIBIT 99.1

Tech Data Announces the Resignation of Murray Wright, President, the Americas

CLEARWATER, Fla., Aug. 2, 2013 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading IT products distributor, today announced the resignation of Murray Wright, president, the Americas, effective immediately. Wright, who joined Tech Data in 2006, has accepted the role of CEO at technology solutions provider Zones, Inc.

"Murray's leadership has been instrumental in guiding our Americas region through a number of strategic initiatives that position Tech Data for long-term success," said Tech Data CEO Bob Dutkowsky. "We thank him for his many contributions to the company throughout the years and wish him all the best in his new role."

In the role of president, the Americas, Wright was responsible for leading the company's extensive sales, marketing and logistics operations throughout the United States, Canada and Latin America. Until a successor is named, company operations previously reporting to Wright will report to Dutkowsky.

About Tech Data

Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 120,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. To learn more, visit To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

CONTACT: INVESTOR CONTACTS
         Jeffery P. Howells
         Executive Vice President and Chief Financial Officer
         (727) 538-7825
         jeff.howells@techdata.com

         Arleen Quinones
         Vice President, Investor Relations
         (727) 532-8866
         arleen.quinones@techdata.com

         MEDIA CONTACT
         Amanda Lee
         Public Relations Manager
         (727) 538-5803
         amanda.lee@techdata.com